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                                                                    EXHIBIT 10-A

                              EMPLOYMENT AGREEMENT


         This Agreement made by and between Frisch's Restaurants, Inc., an Ohio corporation, hereinafter referred to as "Corporation", and Jack C. Maier, hereinafter referred to as "Maier", WITNESSETH:

         WHEREAS, Maier has been employed by the Corporation pursuant to an employment agreement dated April 8, 1995 which expires on June 1, 1997 (the "1995 Employment Agreement");

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties do hereby agree upon the terms and conditions of this Employment Agreement which shall become effective as of June 2, 1997.

         1. PRIOR AGREEMENT. The 1995 Employment Agreement is hereby cancelled effective as of June 1, 1997.

         2. EMPLOYMENT. The Corporation agrees to employ Maier and Maier agrees to serve the Corporation upon the terms and conditions hereinafter set forth.

         3. TERM. The Term of this Agreement shall be for a period of three (3) fiscal years commencing June 2, 1997 and shall continue in effect through May 28, 2000.

         4. DUTIES. Maier agrees to serve the Corporation and any and all of its subsidiaries and divisions faithfully and to the best of his ability under the direction of the Board of Directors, devoting (except as provided in paragraphs 8 and 9) his entire business time, energy and skill to such employment and to perform from time to time such services and to act in such office or capacity as the Board of Directors shall request or direct.

         5. COMPENSATION.

         (a) BASE SALARY. The Corporation agrees to pay Maier during each year of his employment hereunder as base salary for his full-time active services and as an officer, the sum of Three Hundred Thousand Dollars ($300,000.00) per annum payable in equal monthly or other installments in accordance with the general practice of the Corporation. There shall be no changes in the base salary to reflect annual changes in the Consumer Price Index.

         (b) DEFERRED COMPENSATION. In addition to the compensation provided in the foregoing subparagraph (a), the Corporation shall pay Maier, if living or to his widow or his estate, as the case may be, the following sums and upon the terms and conditions and for the period hereinafter set forth.

                  (i) In the event of the retirement of Maier under the provisions of Paragraph 6, the Corporation shall pay to Maier for a period of ten (10) consecutive years thereafter, a sum equal to the amount which would have been payable, under Section 5(b)(i) of the Employment Agreement between Maier and Corporation dated July 20, 1990 (the "1990 Employment Agreement"), had Maier retired on May 26, 1995, payable on a monthly basis, and if he shall die during said period, it shall make said monthly payments for the remainder of said period to his widow, if there be one, and if there be none, it shall make any remaining payments to such person or persons as Maier shall designate in writing delivered to the Corporation, and if he shall fail to make such designation, to his estate. If payments are made to Maier's widow and she should die during said period the Corporation shall make any remaining payments to her estate. The monthly payments



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                                                                    EXHIBIT 10-A


         provided for under this subparagraph shall be adjusted on the first anniversary date of the commencement of such payments and on each anniversary date thereafter to reflect fifty percent (50%) of the latest annual change in the Consumer Price Index for All Urban Consumers ("CPI-U") published by the U.S. Department of Labor, Bureau of Labor Statistics.

                  (ii) In the event of the death or disability of Maier prior to retirement as afore provided, or on or before the expiration of this Agreement (and if renewed, the expiration date of the last renewal), while in the employ of the Corporation, the Corporation, unless Maier shall have theretofore willfully violated any of the provisions of this agreement or any renewal agreement, shall pay to him, if living, for a period of ten (10) consecutive years thereafter, or to his widow, if there be one, in the event of his death, a sum equal to the amount which would have been payable under Section 5(b)(i) of the 1990 Employment Agreement had Maier retired on May 26, 1995, payable on a monthly basis, such payments to be made to Maier as long as he is living and to his widow after his death until her death or the expiration of said period, and if there be no widow, such payments or the remainder thereof shall be made to such person or persons as Maier shall designate in writing to the Corporation, and if he fails to make such designation, to his estate. If payments are made to Maier's widow and she should die during said period the Corporation shall make any remaining payments to her estate. The monthly payments provided for under this subparagraph shall be adjusted on the first anniversary date of the commencement of such payments and on each anniversary date thereafter to reflect fifty percent (50%) of the latest annual change in the CPI-U as described in subparagraph (b)(i).

                  (iii) If prior to the expiration of this Agreement (and if renewed, the expiration of the last renewal agreement) none of the events set forth in subparagraphs (i) and (ii) above have occurred, giving rise to the payments therein provided for, and Maier has not willfully violated any of the provisions of this Agreement (or any renewal agreement), then the Corporation, upon such expiration, shall pay to Maier, if living, for a period of ten (10) consecutive years, or to his widow, if there be one, in the event of his death, or if there be no widow, to the person or persons designated in writing by Maier to the Corporation, or in default of such designation, to Maier's estate, a sum equal to the amount which would have been payable under Section 5(b)(i) of the 1990 Employment Agreement had Maier retired on May 26, 1995, payable on a monthly basis, commencing with the month following the expiration of this agreement, or the last renewal agreement, if renewed. If payments are made to Maier's widow and she should die during said period the Corporation shall make any remaining payments to her estate. The monthly payments provided for under this subparagraph shall be adjusted on the first anniversary date of the commencement of such payments and on each anniversary date thereafter to reflect fifty percent (50%) of the latest annual change in the CPI-U as described in subparagraph (b)(i). It is understood and agreed that this provision may be modified in any renewal agreement subject to the agreement thereon of both of the parties.

         At any time during the payment of the deferred compensation described in paragraph 5(b)(i), (ii) or (iii), the person then entitled to receive monthly payments shall have the right to convert such monthly payments to a single lump sum payment. Such right shall be exercised by notice in writing delivered to the Corporation. The amount of such single lump sum shall be the then present value of all remaining payments determined without regard to any future cost of living adjustments, discounted using the "Applicable Federal Rate" which is appropriate for the remaining term of the deferred compensation, as determined by the Internal Revenue Service pursuant to Section 1274 of the Internal Revenue Code. Payment of the single lump sum to the person then entitled to receive monthly payments and such person's receipt therefore, shall extinguish all further obligations of the Corporation to pay deferred compensation under this Agreement as well


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                                                                    EXHIBIT 10-A


as the rights of all vested and contingent successor beneficiaries of such deferred compensation provisions.

         6. RETIREMENT. Maier may elect to retire at any time.

         7. DISABILITY. For the purposes of subparagraph (b)(ii) of Paragraph 5 above, the obligations of the Corporation to make the payments upon the disability of Maier shall not become effective unless and until all the following conditions are met:

                  (a) Maier shall become physically or mentally incapable (excluding temporary absences due to ordinary illnesses) of properly performing the services required of him in accordance with his obligations under Paragraph 4 hereof or similar provisions of any renewal agreement.

                  (b) Such incapacity shall exist or be reasonably expected to exist for more than ninety (90) days in the aggregate during any period of twelve (12) consecutive months.

                  (c) Either Maier or the Corporation shall have given the other thirty (30) days' written notice of his or its intention to terminate the active employment of Maier because of such disability.

         8. PART TIME EMPLOYMENT. Maier may reduce the scope of his employment from full time to "part time" upon written notice to the Corporation. Part time shall mean three days or less per week devoted to the business of the Corporation. Maier's compensation during any period of part time employment shall be fifty percent (50%) of the base salary to which he would otherwise be entitled.

         9. CESSATION OF EMPLOYMENT. Maier agrees that upon cessation of his employment by reason of the expiration of this Agreement (and if renewed, of the last renewal agreement), or his retirement as herein provided, or because of his mental or physical disability, and during the period for which monthly payments are provided in Paragraph 5, he will, while not prevented from so doing because of such disability, serve the Corporation for a period of seven (7) years in an advisory and consultative capacity and in the performance of special, important assignments relating to the business, and that he will be available for such purposes at such times and places as shall be reasonable, and the Corporation agrees to pay Maier for such services a consultant's fee of One Hundred Thousand Dollars ($100,000.00) per annum, payable in equal monthly or other installments, in accordance with the general practice of the Corporation. Maier further agrees to act as a Director and/or Officer of the Corporation, as the Corporation may, from time to time, request, all without further compensation, except that Maier, while serving as a member of the Board of Directors, shall be paid fees and shall be reimbursed for his expenses as in the case of other Directors who are not full time active employees of the Corporation.

         10. RESTRICTIVE COVENANTS. Maier agrees that during the term of this Agreement, or of any renewal thereof, and during the further period for which monthly payments to him are provided for herein, he will not, directly or indirectly, render any services of an advisory nature or otherwise to, or become employed by or participate in, any business competitive with any of the business of the Corporation or of its subsidiaries or its divisions, without the prior written consent of the Corporation; provided, however, that nothing herein shall prohibit Maier from:

                  (i) Rendering services or otherwise becoming employed or participating or engaging in any business which shall be related in any way to the Corporation, such as, but not limited to, a franchisee;



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                                                                    EXHIBIT 10-A


                  (ii) Owning stock or other securities or being a director or officer of a corporation conducting a business referred to in subparagraph (i) and subject to the limitations set forth therein;

                  (iii) Owning stock or other securities of competitors which are relatively insubstantial to the total outstanding stock of such corporation.

         11. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successor of the Corporation and any such successor shall be deemed substituted for the Corporation under the terms of this Agreement. As used in this Agreement, the term "successor" shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock, assets or business of the Corporation.

         IN WITNESS WHEREOF, Frisch's Restaurants, Inc. has caused this Agreement to be executed in its corporate name by Ronald E. Heineman, its Vice President of Human Resources, thereunto duly authorized by its Board of Directors, and Jack C. Maier has hereunto set his hand on the date set forth below.




DATED:   May 16, 1997                     /s/ JACK C. MAIER
       -----------------             -----------------------------
                                            Jack C. Maier



                                     FRISCH'S RESTAURANTS, INC.



                                     By        /s/ RONALD E. HEINEMAN
                                          ---------------------------------
                                                Ronald E. Heineman
                                          Vice President of Human Resources


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